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Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Herald National Bank:

        We consent to the inclusion in the Registration Statement on Form S-4 filed by BankUnited, Inc. of our report dated March 31, 2011, with respect to the statements of financial condition of Herald National Bank, ("Herald") as of December 31, 2010 and 2009, and the related statements of operations, stockholders' equity, and cash flows of Herald for each of the years in the three year period ended December 31, 2010, included in this registration statement on Form S-4 ("the Registration Statement") and to the reference of our firm under the heading of "Experts" in the Registration Statement.

/s/ KPMG LLP
New York, New York
July 12, 2011

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  Exhibit 23.3
Consent of Independent Registered Public Accounting Firm